EXHIBIT 1

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the U.S. Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of this statement on Schedule 13G, including any amendment thereto, with respect to ordinary shares of SYSWIN Inc., and further agree that this Agreement shall be included as an exhibit to such statement on Schedule 13G.  The undersigned further agree that each party hereto is responsible for the timely filing of such statement on Schedule 13G and any amendment thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.  This Agreement may be executed in any number of counterparts and all of such counterparts, taken together, shall constitute one and the same instrument.

Date: February 14, 2011

China Rebro Limited

By:	/s/ Kiang Hua Lew
Name:	Kiang Hua Lew
Title:	Director

CDH China Fund III, L.P.

By:	/s/ Shangzhi Wu
Name:	Shangzhi Wu
Title:	Director of its General Partner

CDH III Holdings Company Limited

By:	/s/ Shangzhi Wu
Name:	Shangzhi Wu
Title:	Director

Shangzhi Wu

By:	/s/ Shangzhi Wu

Shuge Jiao

By:	/s/ Shuge Jiao

Xinlai Liu

By:	/s/ Xinlai Liu